Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR FIRST QUARTER OF 2022

Highlights from First Quarter 2022 Results (all comparisons are to the prior year first quarter, as adjusted for discontinued operations, unless stated otherwise):

•Net sales from continuing operations increased over the prior year by $4.8 million or 6.6%
•Secured $11 million in long term property refinancing at a fixed interest rate of 3.81%
•Strong order activity throughout the quarter

DALTON, GEORGIA (May 11, 2022)-- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended March 26, 2022. For the first quarter of 2022, the Company had net sales from continuing operations of $77,575,000 and a net loss of $3,357,000 or $0.22 per diluted share. In the first quarter of 2021, as adjusted to reflect the commercial business as discontinued operations, net sales from continuing operations were $72,747,000 and the net loss was $2,028,000 or $0.14 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “During the first quarter of 2022, our net sales increased 6.6% compared with the first quarter of 2021. Order entry surpassed prior year throughout the quarter with the highest growth occurring within our Masland Residential and Fabrica business and within our hard surface products overall. Our Dixie Home business declined due to a shift in strategy by our primary mass merchant customer. Although this change in strategy will continue to negatively impact our Dixie Home business, we have increased our sales in the specialty retail segment by 9% over the prior year, outpacing the market.

In the first quarter of 2022 we experienced a decline in our gross margins primarily due to two major items. First, we were negatively impacted by unprecedented price increases from our primary raw material supplier, coupled with their decision to exit the business. We are working with other suppliers to replace this volume and bring our costs to a more normal level. We expect the conversion to be complete by the end of the second quarter. Second, dramatic increases in ocean freight costs resulted in significant declines in margin on our hard surface business. Fortunately, late in the quarter we began to see a reduction in these freight costs resulting in improved margins for these products.

We are excited about a number of new product offerings introduced during the quarter. We successfully launched our new decorative segment offering introducing 30 new styles under our new brands, 1866 by Masland and Décor by Fabrica. The new offering will include hand tufted, hand loomed, wire wilton, and face to face woven products with fresh looks and on trend colors.

In addition to the launch of our decorative segment offering, we also introduced several new hard surface programs, including TRUCOR Tymbr and Dwellings by Dixie Home. TRUCOR® Tymbr will compete in the high end of the laminate category, and includes a 9.5” wide & 72” long laminate product with excellent water resistance, stunning visuals, and an AC6 scratch resistance rating. Dwellings by Dixie Home, is an engineered wood program which hits mainstream price points and offers beautiful colors and finishes in white oak and hickory. In addition to these new categories, we also have several new innovations in our existing categories planned for introduction to the market in the second quarter. The innovations include: TRUCOR® Boardwalk, a new SPC offering featuring clean visuals, lighter colors, and a new pillowed edge bevel for an authentic look, TRUCOR® Prime Pinnacle, a new
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Exhibit 99.1
WPC offering with a large plank size of 12” wide by 90” long, and 18 new SKUs in our Fabrica Fine Wood program including two new Ash collections in 7½” and 9½” widths with fresh, clean visuals.

Also, during the quarter, we continued our focus on strengthening our financial position by securing funds under a long-term low interest rate loan. On March 16, 2022 we closed on an $11 million note payable at a fixed interest rate of 3.81% over twenty years. Closing on this loan allowed us to pay off $5.5 million in existing notes payable at higher interest rates and avoid future balloon payment amounts.

Looking forward to the remainder of the year, we believe our new raw material sourcing plan will allow us to have more control of our product offerings over a broader array of price points. We continue to build stronger relationships with our key retail customers through the development of the Premier Flooring Center concept focused on selling better goods, helping them improve margins and positioning us as a more important supplier to the specialty retail segment,” Frierson concluded.

Our gross profit as a percentage of net sales was 19.6% for the first quarter of 2022, compared to a gross margin of 23.2% in the first quarter of 2021. Our raw material costs in the first quarter of 2022 were negatively impacted by unsustainably higher pricing from our primary raw material provider, Invista, as the result of their decision to exit the business. We have also incurred cost increases from other vendors as a result of inflation and higher freight costs on our imported goods. Our selling and administrative expenses for the quarter were 22.4% of net sales, an unfavorable increase of .7% from our level of 21.7% in the first quarter of 2021. The increase in selling and administrative costs were primarily related to higher investments in samples and marketing and also increased expenses related to information systems, primarily directed at increasing the Company's cyber security. Our receivables decreased $1.8 million as compared to the end of the fiscal year 2021, primarily due to seasonally lower sales during the first quarter. Despite a decrease in units of inventory from fiscal year end 2021, net inventory value increased $3.2 million during the quarter due to rising costs. Our accounts payable and accrued expenses decreased by $1.8 million from prior year end. Our capital expenditures for the first quarter of 2021 were $0.3 million and are planned for 2022 at a maintenance level of approximately $5.0 million. Interest expense was $1.1 million for the first quarter of 2022 compared to $1.3 million in the first quarter of 2021. Our debt increased by $3.8 million during the quarter driven by rising costs and decreases to accounts payable and accrued expenses. Our availability at the end of the quarter was $38.2 million under our line of credit with our senior credit facility.

Although the loss of the low margin mass merchant business will negatively impact our top line in the second quarter, we are seeing growth through our initiatives in the specialty retail segment. Our floorcovering sales and orders for the start of the second quarter have continued at a pace ahead of comparative business from the same period a year ago.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at https://investor.dixiegroup.com. The simulcast will begin at approximately 2:00 p.m. Eastern Time on May 11, 2022. A replay will be available approximately two hours later and will continue for approximately 14 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13729523 at least 10 minutes before the appointed time. The Dixie Group, Inc. is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2022 Results

May 11, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings(loss) per share)

	Three Months Ended
	March 26, 2022	March 27, 2021 As Adjusted

NET SALES	$77,575	$72,747
Cost of sales	62,399	55,874
GROSS PROFIT	15,176	16,873
Selling and administrative expenses	17,413	15,803
Other operating (income) expense, net	10	2
Facility consolidation and severance expenses, net	—	25
OPERATING INCOME (LOSS)	(2,247)	1,043
Interest expense	1,116	1,329
Other income, net	(1)	(1)
Loss from continuing operations before taxes	(3,362)	(285)
Income tax benefit	(19)	(28)
Loss from continuing operations	(3,343)	(257)
Loss from discontinued operations, net of tax	(14)	(1,771)
NET LOSS	$(3,357)	$(2,028)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.22)	$(0.02)
Discontinued operations	0.00	(0.12)
Net loss	$(0.22)	$(0.14)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.22)	$(0.02)
Discontinued operations	0.00	(0.12)
Net loss	$(0.22)	$(0.14)

Weighted-average shares outstanding:
Basic	15,141	15,085
Diluted	15,141	15,085

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The Dixie Group Reports First Quarter 2022 Results

May 11, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 26, 2022	December 25, 2021
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$902	$1,471
Receivables, net	38,521	40,291
Inventories, net	85,891	82,739
Prepaids and other current assets	7,944	9,925
Current assets of discontinued operations	4,695	5,991
Total Current Assets	137,953	140,417

Property, Plant and Equipment, Net	47,004	48,658
Operating Lease Right-Of-Use Assets	21,724	22,534
Other Assets	20,018	21,138
Long-term assets of discontinued operations	2,400	2,752
TOTAL ASSETS	$229,099	$235,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$18,006	$16,748
Accrued expenses	23,139	26,214
Current portion of long-term debt	2,564	3,361
Current portion of operating lease liabilities	2,493	2,528
Current liabilities of discontinued operations	2,744	5,362
Total Current Liabilities	48,946	54,213

Long-Term Debt	78,309	73,701
Operating Lease Liabilities	20,078	20,692
Other Long-Term Liabilities	14,385	16,030
Long-Term Liabilities of Discontinued Operations	4,134	4,488
Stockholders' Equity	63,247	66,375
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$229,099	$235,499

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